EXHIBIT 10.1

CELANESE CORPORATION
2009 GLOBAL INCENTIVE PLAN

PERFORMANCE-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT
DATED <<Grant Date>>

<<NAME>>

Pursuant to the terms and conditions of the Celanese Corporation 2009 Global Incentive Plan, you have been awarded Performance-Vesting Restricted Stock Units, subject to the restrictions described in this Agreement:

Performance RSU Target Award

<<Target Units>> Units

This grant is made pursuant to the Performance-Vesting Restricted Stock Unit Award Agreement dated as of <<Grant Date>>, between Celanese and you, which Agreement is attached hereto and made a part hereof.

CELANESE CORPORATION
2009 GLOBAL INCENTIVE PLAN

PERFORMANCE-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance-Vesting Restricted Stock Unit Award Agreement (the “Agreement”) is made and entered into as of <<Grant Date>> (the “Grant Date”), by and between Celanese Corporation, a Delaware corporation (the “Company”), and <<NAME>> (the “Participant”).  Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Celanese Corporation 2009 Global Incentive Plan (as amended from time to time, the “2009 Plan”).

1. Performance RSU Award:  In order to encourage Participant’s contribution to the successful performance of the Company, the Company hereby grants to Participant as of the Grant Date, pursuant to the terms of the 2009 Plan and this Agreement, an award (the “Award”) of <<# Units>> performance-vesting Restricted Stock Units (“Performance RSUs”) representing the right to receive, subject to the attainment of the performance goals set forth in Appendix A, the number of Common Shares to be determined in accordance with the formula set forth in Appendix A. The Participant hereby acknowledges and accepts such Award upon the terms and subject to the performance requirements and other conditions, restrictions and limitations contained in this Agreement and the 2009 Plan.

2. Performance-Based Vesting:  Subject to Section 4 and Section 7 of this Agreement, Performance RSUs in an aggregate amount to be determined in accordance with the performance measures, targets and methodology set forth in Appendix A shall vest on November 1, 2014 (or the first preceding trading day if the New York Stock Exchange is not open for trading on such date) (the “Vesting Date”).

3. Holding Period Requirement: On the Vesting Date, a proportion of the Performance RSUs scheduled to vest on such date, <<transferable percent>> (“Transferable RSUs”), will be settled in accordance with the provisions of Section 5(a), subject to any applicable taxes under Section 8 upon such vesting.  The remaining Performance RSUs scheduled to vest on such date, <<hold percent>> (“Holding Period RSUs”), will be subject to any applicable taxes under Section 8 upon such vesting, and will be non-transferable and subject to a holding period requirement with the effect that the Holding Period RSUs, net of any RSUs withheld for taxes under Section 8, shall be settled under Section 5(b) upon the earliest of (a) the seventh anniversary of the Grant Date, (b) the Participant’s death or Disability, or (c) the occurrence of a Change in Control (the “Delivery Date”), subject to any applicable taxes under Section 8 upon the Delivery Date; provided, however, that in the event of a termination for Cause prior to the Delivery Date, the Holding Period RSUs (if any) shall be immediately forfeited and cancelled without consideration as of such date.

4. Effects of Certain Events:

(a) Upon the termination of the Participant’s employment by the Company without Cause prior to the Vesting Date, a prorated number of Performance RSUs in an amount equal to (i) the Target number of Performance RSUs granted hereby multiplied by (ii) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination, and the denominator of which is the number of complete and partial calendar months between the Grant Date and the Vesting Date, such product to be rounded up to the nearest whole number, shall vest on the Vesting Date, subject to adjustment for the achievement of the performance goals outlined herein and as applied to all other Participants, provided, however, that (1) the portion of such prorated, performance-adjusted Performance RSUs that are Transferable RSUs will be settled in accordance with the provisions of Section 5(a), subject to any applicable taxes under Section 8 upon such vesting and settlement, and (2) the remaining portion of such prorated, performance-adjusted Performance RSUs, Holding Period RSUs, will be subject to any applicable taxes under Section 8 upon such vesting, and will be non-transferable and subject to a holding period requirement as provided in Section 3, with the effect that such adjusted prorated, performance-adjusted Performance RSUs shall be treated as Holding Period RSUs, and shall be settled under Section 5(b), subject to applicable taxes under Section 8 upon such settlement.  The remaining portion of the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant’s termination of employment.

(b) Upon the termination of the Participant’s employment due to the Participant’s death or Disability prior to the Vesting Date, a prorated number of Performance RSUs will vest in an amount equal to (i) the Target number of Performance RSUs granted hereby multiplied by (ii) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of death or Disability, and the denominator of which is the number of complete and partial calendar months between the Grant Date and the Vesting Date, such product to be rounded up to the nearest whole number. The prorated number of Performance RSUs shall immediately vest and a number of Common Shares equal to such prorated number of Performance RSUs shall be delivered to the Participant or beneficiary within thirty (30) days following the date of termination, subject to the provisions of Section 8.  The remaining portion of the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant’s termination of employment for death or Disability.

(c) Upon the termination of a Participant’s employment with the Company for any other reason prior to the Vesting Date, the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant’s termination of employment.

(d) Upon the termination of a Participant’s employment with the Company for any reason on or after the Vesting Date and before the Delivery Date, any Holding Period RSUs shall remain subject to the provisions of this Agreement until the applicable Delivery Date, except that in the event of a termination for Cause, in which case the Holding Period RSUs (if any) shall be immediately forfeited and cancelled without consideration as of such date.

5. Settlement of Performance RSUs:

(a)           Subject to Sections 3, 4, 7 and 8 of this Agreement, the Company shall deliver to the Participant (or to a Company-designated brokerage firm or plan administrator) as soon as administratively practicable following the Vesting Date (but in no event later than 2 ½ months after the Vesting Date), in complete settlement of all Transferable RSUs vesting on the Vesting Date, a number of Common Shares equal to the number of all Transferable RSUs that are vested Performance RSUs determined in accordance with this Agreement.

(b)           Subject to Sections 3, 4, 7 and 8 of this Agreement, the Company shall deliver to the Participant (or to a Company-designated brokerage firm or plan administrator) as soon as administratively practicable following the applicable Delivery Date (but in no event later than 2 ½ months after the applicable Delivery Date), in complete settlement of all Holding Period RSUs to be settled on such Delivery Date, a number of Common Shares equal to the number of Holding Period RSUs to be settled on such Delivery Date.

6. Rights as a Stockholder:  The Participant shall have no voting, dividend or other rights as a stockholder with respect to the Award until the Performance RSUs have vested, any applicable holding period has expired and Common Shares have been delivered pursuant to this Agreement; provided, however, that for Holding Period RSUs from and after the Vesting Date, if a cash dividend is paid with respect to Common Shares, a cash dividend equivalent equal to the total cash dividend the Participant would have received had the Holding Period RSUs been converted to actual Common Shares will be accumulated and paid in cash when the Holding Period RSUs are settled on the applicable Delivery Date in accordance with Section 5(b), subject to the requirements of Section 8.  No interest is credited on the accrued dividend equivalents prior to payment.

7. Change in Control; Dissolution:

(a) Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control, (1) with respect to any unvested Performance RSUs granted pursuant to this Agreement that have not previously been forfeited:

(i) If (i) a Participant’s rights to the unvested portion of the Award are not adversely affected in connection with the Change in Control, or, if adversely affected, a substitute award with an equivalent (or greater) economic value and no less favorable vesting conditions is granted to the Participant upon the occurrence of a Change in Control, and (ii) the Participant’s employment is terminated by the Company (or its successor) without Cause within two years following the Change in Control, then Performance RSUs  in an amount equal to the Target number of Performance RSUs granted hereby (or, as applicable, the substitute award) shall immediately vest and a number of Common Shares equal to the number of such Target Performance RSUs shall be delivered to the Participant within thirty (30) days following the date of termination, subject to the provisions of Section 8.

(ii) If a Participant’s right to the unvested portion of the Award is adversely affected in connection with the Change in Control and a substitute award is not made pursuant to Section 7(a)(i) above, then upon the occurrence of a Change in Control, the Target number of Performance RSUs granted hereby shall immediately vest and a number of Common Shares equal to the number of such Target Performance RSUs shall be delivered to the Participant within thirty (30) days following the occurrence of the Change in Control, subject to the provisions of Section 8.

and (2) with respect to any Holding Period RSUs that have not previously been delivered pursuant to this Agreement, the holding period with respect to such Holding Period RSUs shall terminate, and a number of Common Shares equal to the number of Holding Period RSUs then outstanding shall be delivered to the Participant, subject to the provisions of Section 8.

(b) Notwithstanding any other provision of this Agreement to the contrary, in the event of a corporate dissolution of the Company that is taxed under Section 331 of the Internal Revenue Code of 1986, as amended, then in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(A), this Agreement shall terminate and any Performance RSUs granted pursuant to this Agreement that have not previously been forfeited shall immediately become Common Shares and shall be delivered to the Participant within thirty (30) days following such dissolution.

8. Income and Other Taxes:  The Company shall not deliver Common Shares in respect of any Performance RSUs unless and until the Participant has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations for US federal, state, and local income taxes (or the foreign counterpart thereof) and applicable employment taxes.  Taxes due upon the vesting of Holding Period RSUs may be satisfied out of vesting Transferable RSUs, at the option of the Company.  Unless otherwise permitted by the Committee, withholding shall be effected at the minimum statutory rates by withholding RSUs in connection with the vesting and/or settlement of Performance RSUs.  The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the vesting or delivery of Common Shares in respect of any Performance RSUs from any amounts payable by it to the Participant (including, without limitation, future cash wages).  The Participant acknowledges and agrees that amounts withheld by the Company for taxes may be less than amounts actually owed for taxes by the Participant in respect of the Award.  Any vested Performance RSUs shall be reflected in the Company’s records as issued on the respective dates of issuance set forth in this Agreement, irrespective of whether delivery of such Common Shares is pending the Participant’s satisfaction of his or her withholding tax obligations.

9. Securities Laws:  The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued as a result of the vesting or settlement of the Performance RSUs, including without limitation (a) restrictions under an insider trading policy, and (b) restrictions as to the use of a specified brokerage firm for such resales or other transfers.  Upon the acquisition of any Common Shares pursuant to the vesting or settlement of the Performance RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement and the 2009 Plan.  All accounts in which such Common Shares are held or any certificates for Common Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Shares are then listed or quoted, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates (or other appropriate restrictions and/or notations to be associated with any accounts in which such Common Shares are held) to make appropriate reference to such restrictions.

10. Non-Transferability of Award:  The Performance RSUs, including Holding Period RSUs, may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the Participant may designate a beneficiary, on a form provided by the Company, to receive any portion of the Award payable hereunder following the Participant’s death.

11. Other Agreements:  Subject to Sections 11(a) and 11(b) of this Agreement, this Agreement and the 2009 Plan constitute the entire understanding between the Participant and the Company regarding the Award, and any prior agreements, commitments or negotiations concerning the Award are superseded.

(a) The Participant acknowledges that as a condition to the receipt of the Award, the Participant:

(1)           shall have delivered to the Company an executed copy of this Agreement;

(2)           shall be subject to the Company’s stock ownership guidelines;

(3)           shall be subject to policies and agreements adopted by the Company from time to time, and applicable laws and regulations, requiring the repayment by the Participant of incentive compensation under certain circumstances, without any further act or deed or consent of the Participant; and

(4)           shall have delivered to the Company an executed copy of the Long-Term Incentive Claw-Back Agreement (if a current version of such Long-Term Incentive Claw-Back Agreement is not already on file, as determined by the Committee in its sole discretion).  For purposes hereof, “Long-Term Incentive Claw-Back Agreement” means an agreement between the Company and the Participant associated with the grant of long-term incentives of the Company, which contains terms, conditions, restrictions and provisions regarding one or more of (i) noncompetition by the Participant with the Company, and its customers and clients; (ii) nonsolicitation and non-hiring by the Participant of the Company’s employees, former employees or consultants; (iii) maintenance of confidentiality of the Company’s and/or clients’ information, including intellectual property; (iv) nondisparagement of the Company; and (v) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with an award.

(b) If the Participant is a non-resident of the U.S., there may be an addendum containing special terms and conditions applicable to awards in the Participant’s country.  The issuance of the Award to any such Participant is contingent upon the Participant executing and returning any such addendum in the manner directed by the Company.

12. Not a Contract for Employment; No Acquired Rights; Agreement Changes:  Nothing in the 2009 Plan, this Agreement or any other instrument executed in connection with the Award shall confer upon the Participant any right to continue in the Company's employ or service nor limit in any way the Company's right to terminate the Participant's employment at any time for any reason.  The grant of Performance RSUs hereunder, and any future grant of awards to the Participant under the 2009 Plan, is entirely voluntary and at the complete and sole discretion of the Company. Neither the grant of these Performance RSUs nor any future grant of awards by the Company shall be deemed to create any obligation to grant any further awards, whether or not such a reservation is expressly stated at the time of such grants. The Company has the right, at any time and for any reason, to amend, suspend or terminate the 2009 Plan; provided, however, that no such amendment, suspension, or termination shall adversely affect the Participant’s rights hereunder.

13. Severability:  In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

14. Further Assurances:  Each party shall cooperate and take such action as may be reasonably requested by either party hereto in order to carry out the provisions and purposes of this Agreement.

15. Binding Effect:  The Award and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

16. Electronic Delivery:  By executing this Agreement, the Participant hereby consents to the delivery of any and all information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws), in whole or in part, regarding the Company and its subsidiaries, the 2009 Plan, and the Award via electronic mail, the Company’s or a plan administrator’s web site, or other means of electronic delivery.

17. Personal Data:  By accepting the Award under this Agreement, the Participant hereby consents to the Company’s use, dissemination and disclosure of any information pertaining to the Participant that the Company determines to be necessary or desirable for the implementation, administration and management of the 2009 Plan.

18. Governing Law:  The Award and this Agreement shall be interpreted and construed in accordance with the laws of the state of Delaware and applicable federal law.

19. Performance RSUs Subject to Plan:  By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the 2009 Plan and the 2009 Plan’s prospectus.  The Performance RSUs and the Common Shares issued upon vesting of such Performance RSUs are subject to the 2009 Plan, which is hereby incorporated by reference.  In the event of any conflict between any term or provision of this Agreement and a term or provision of the 2009 Plan, the applicable terms and provisions of the 2009 Plan shall govern and prevail.

20. Validity of Agreement:  This Agreement shall be valid, binding and effective upon the Company on the Grant Date.  However, the Performance RSUs granted pursuant to this Agreement shall be forfeited by the Participant and this Agreement shall have no force and effect if it is not duly executed by the Participant and delivered to the Company on or before <<Validity Date>>.

21. Headings: The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

22. Compliance with Section 409A of the Internal Revenue Code:  Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted and applied so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.  The Company reserves the right to change the terms of this Agreement and the 2009 Plan without the Participant’s consent to the extent necessary or desirable to comply with the requirements of Internal Revenue Code Section 409A, the Treasury regulations and other guidance thereunder.  Further, in accordance with the restrictions provided by Treasury Regulation Section 1.409A-3(j)(2), any subsequent amendments to this Agreement or any other agreement, or the entering into or termination of any other agreement, affecting the Performance RSUs provided by this Agreement shall not modify the time or form of issuance of the Performance RSUs set forth in this Agreement. In addition, if the Participant is a “specified employee” within the meaning of Section 409A, as determined by the Company, any payment made in connection with the Participant’s separation from service shall not be made earlier than six (6) months and one day after the date of such separation from service to the extent required by Section 409A.

23. Definitions:  The following terms shall have the following meanings for purposes of this Agreement, notwithstanding any contrary definition in the 2009 Plan:

(a) “Cause” means (i) the Participant's willful failure to perform the Participant's duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to Participant of such failure, (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) the Participant's willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its affiliates, (iv) any act of fraud by the Participant, (v) any material violation of the Company's business conduct policy, (vi) any material violation of the Company's policies concerning harassment or discrimination, (vii) the Participant's conduct that causes material harm to the business reputation of the Company or its affiliates, or (viii) the Participant's breach of any confidentiality, intellectual property, non-competition or non-solicitation provisions applicable to the Participant under the Long-Term Incentive Claw-Back Agreement or any other agreement between the Participant and the Company.

(b) “Change in Control” of the Company shall mean, in accordance with Treasury Regulation Section 1.409A-3(i)(5), any of the following:

(i)           any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii)           a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)           any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to 50% or more of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(c) “Disability” has the same meaning as “Disability” in the Celanese Corporation 2008 Deferred Compensation Plan or such other meaning as determined by the Committee in its sole discretion, provided that in all events a “Disability” under this Agreement shall constitute a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4).

(d)  “Operating EBITDA” means a measure used by the Company’s management to measure performance and is defined as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes, and depreciation and amortization, and further adjusted for other charges and other adjustments as determined by the Company (consistent with the provisions of Section 13(b) of the 2009 Plan to the extent applicable) and as approved by the Committee.

(e)  “Total Shareholder Return” or “TSR” means the change in the price of the Common Shares, including dividends (as if reinvested), cumulatively over the period October 1, 2011 through October 31, 2014 (the “TSR Performance Period”), as determined in good faith and in the sole discretion of the Committee.  Total Shareholder Return for the Company and the Peer Group shall be calculated using the average of the last reported sales price per share of voting common stock on the New York Stock Exchange Composite Transactions (or such other comparable securities exchange or trading market as the common stock of the Company or the applicable Peer Group company shall then be traded) for the last twenty (20) trading days preceding October 1, 2011, and for the last twenty (20) trading days preceding October 31, 2014.

    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Participant has also executed this Agreement in duplicate.

CELANESE CORPORATION

By:           /s/ David N. Weidman
           Chairman and Chief Executive Officer

This Agreement has been accepted and agreed to by the undersigned Participant.

PARTICIPANT

By:

Name:  <<NAME>>

Employee ID:  <<Personnel Number>>

Date:

APPENDIX A

CALCULATION OF THE PERFORMANCE-BASED VESTING

Name of Participant:	<<NAME>>
Grant Date:	<<Grant Date>>
	Threshold(1)	Target	Maximum
Performance RSUs subject to the Award:	<<Threshold units>>	<<Target Units>>	<<Max Units>>

(1) No Performance RSUs will be earned if Operating EBITDA performance results achieved are below Threshold.

Performance-Based Vesting Calculation

The percentage of Performance RSUs that may vest on November 1, 2014 is subject to the achievement of specified levels of (i) the Company’s Operating EBITDA during its 2012 and 2013 fiscal years and (ii) the Company’s Total Shareholder Return as compared with peer companies during the TSR Performance Period, where the potential performance-based vesting outcomes are summarized as follows:

Table 1 – Potential Performance-Based Vesting Outcomes:

		Relative TSR
		Below Threshold	Target	Stretch
Operating EBITDA	Below Threshold	0%	0%	0%
	Threshold	25%	50%	75%
	Target	50%	100%	150%
	Stretch	75%	150%	225%

A.  Calculating the Award Adjustment based on the Operating EBITDA Results Achieved

The following table outlines the respective measurement periods, weightings and performance goals/ranges for the Operating EBITDA performance measure.

Table 2 – Operating EBITDA Performance Goals and Payout Range:

Measurement Period	Period Weight	Operating EBITDA Performance Goal / Range (Millions)			Operating EBITDA Performance Percentage Range (1)
		Threshold	Target	Stretch	Threshold	Target	Stretch
1/1/2012 to 12/31/2012	40%	TBD	TBD	TBD	20%	40%	60%
1/1/2013 to 12/31/2013	40%	TBD	TBD	TBD	20%	40%	60%
1/1/2012 to 12/31/2013	20%	TBD	TBD	TBD	10%	20%	30%
	100%				50%	100%	150%

(1) No Operating EBITDA performance percentage will be earned (0%) for any particular measurement period if the actual performance results achieved are below threshold for such respective measurement period.

The Participant’s Performance RSU Target Award will be adjusted (up or down) based on the Company’s absolute achievement of the Operating EBITDA performance goals as follows:

1.
The Operating EBITDA performance percentage for each measurement period shall be calculated by straight-line interpolation for results achieved between Threshold and Target, or for results achieved between Target and Stretch;

2.	For each measurement period, the result of step 1 (a percentage) shall be multiplied by the Target number of Performance RSUs;

3.	The results of step 2 for each measurement period shall be added together to determine the total number of Operating EBITDA adjusted RSUs (“Adjusted RSUs”).

B.	Calculating the Award Adjustment based on the Relative TSR Results Achieved

Relative TSR performance will be calculated after the end of the TSR Performance Period.  The resulting calculation will increase or decrease the number of Adjusted RSUs by a percentage between 50% and 150%.

Table 3 – TSR Performance Goals and Payout Range:

	TSR Performance Percentile	TSR Payout Level
Threshold	20th or below	50%
Target	50th	100%
Stretch	80th or above	150%

The Participant’s Adjusted RSUs will be further adjusted based on Relative TSR as follows:

1.	Calculate Total Shareholder Return for each company in the Peer Group (as set forth on Appendix B) for the TSR Performance Period and rank such companies from lowest to highest as measured by TSR.

2.	Determine the Threshold, Target and Stretch Performance Levels for the Peer Group (excluding the Company) using a rank-based methodology as follows:

N = the number of companies that remain in the Peer Group on October 31, 2014

Threshold Performance Level = .2 (N+1)

Target Performance Level = .5 (N+1)

Stretch Performance Level = .8 (N+1)

If any Performance Level does not correspond exactly to a company in the Peer Group ranking, then the company that corresponds most closely to the specific performance level (whether higher or lower) shall represent such Performance Level.

3.	Determine the Company’s rank against the Peer Group TSR performance results:

a.	if the Company’s TSR performance achieved is between Threshold and Target:

X% = (100% – 50%) / (the number of companies ranked between Threshold Performance Level and Target Performance Level including the Company)

Add X% to 50% (the Threshold TSR Payout Level) for each position the Company is ranked above the Threshold Performance Level.

b.	if the Company’s TSR performance achieved is between Target and Stretch:

X% = (150% – 100%) / (the number of companies ranked between Target Performance Level and Stretch Performance Level including the Company)

Add X% to 100% (the Target TSR Payout Level) for each position the Company is ranked above Target Performance Level.

4.	Multiply the percentage resulting from step 3 above by the number of Adjusted RSUs to calculate the number of Performance RSUs that shall vest (rounded to the nearest whole unit) and become vested.

APPENDIX B

PEER GROUP COMPANIES

The peer group was established by selecting all of the companies comprising the Dow Jones U.S. Chemicals Index (DJUSCH) as of September 30, 2011 (the “Peer Group”).  The companies in the Index on that date, not including Celanese, were:  [TO BE UPDATED AS OF SEPTEMBER 30]

Table 1 – Peer Group Companies:

	Company	Ticker		Company	Ticker
1.	A. Schulman, Inc.	SHLM	20.	LyondellBasell Industries	LYB
2.	Air Products & Chemicals Inc.	APD	21.	Lubrizol Corp.	LZ
3.	Airgas Inc.	ARG	22.	Mineral Technologies Inc.	MTX
4.	Albermarle Corp.	ALB	23.	Mosaic Co.	MOS
5.	Ashland Inc.	ASH	24.	NewMarket Corp.	NEU
6.	Avery Dennison Corp.	AVY	25.	Olin Corp.	OLN
7.	Cabot Corp.	CBT	26.	OM Group Inc.	OMG
8.	Calgon Carbon Corp.	CCC	27.	PPG Industries Inc.	PPG
9.	CF Industries Holdings Inc.	CF	28.	Polypore International Inc.	PPO
10.	Chemtura Corp.	CHMT	29.	Praxair Inc.	PX
11.	Cytec Industries Inc.	CYT	30.	Rockwood Holdings Inc.	ROC
12.	Dow Chemical Co.	DOW	31.	RPM International Inc.	RPM
13.	E. I. DuPont de Nemours & Co.	DD	32.	Sensient Technologies Corp.	SXT
14.	Eastman Chemical Co.	EMN	33.	Sigma-Aldrich Corp.	SIAL
15.	Ecolab Inc.	ECL	34.	Solutia Inc.	SOA
16.	FMC Corp.	FMC	35.	W. R. Grace & Co.	GRA
17.	H. B. Fuller Co.	FUL
18.	Huntsman Corporation	HUN
19.	International Flavors & Fragrances Inc.	IFF

    If one or more members of the Peer Group cease to be a publicly traded entity during the TSR Performance Period, then that company will be removed from the Peer Group.  No additional companies will be added to the Peer Group (closed group) for purposes of this Award.